Exhibit G-2

                            UNITED STATES OF AMERICA
                            FEDERAL TRADE COMMISSION
 [ Seal]                     WASHINGTON, D.C. 20580

Office of the Secretary

                                                 September 27, 2000

Jason A. Lomax, Esquire
Morgan, Lewis & Bockius
1800 M Street, N.W.
Washington, D.C. 20036-5869


               Re:  Dominion Resources, Inc., et al.
                    Docket No. C-3901

Dear Mr. Lomax:

     This letter responds to the June 30, 2000, application that you filed on behalf of the respondents in the above-referenced matter seeking prior approval by the Federal Trade Commission ("Commission") of the divestiture of Virginia Natural Gas, Inc. ("VNG") to AGL Resources, Inc., as required by the order in Docket No. C-3901 ("Order"). The Order requires the respondents to divest VNG with the Commission's prior approval.

     The Commission has determined to approve the respondents' proposed divestiture. In according its approval to the divestiture, the Commission has relied upon the information submitted and representations made in connection with the respondents' application for prior Commission approval of the proposed divestiture, and has assumed them to be accurate and complete.

     By direction of the Commission, Commissioner Leary not participating.

                                                 /s/__________________
                                                       Donald S. Clark
                                                       Secretary